Exhibit 99.1

Contacts:	Michael H. Carrel
Executive Vice President and CFO
(952) 844-3113
mcarrel@ZAMBAsolutions.com

ZAMBA SOLUTIONS ANNOUNCES FIRST QUARTER RESULTS

Achieves Profitability and Significantly Strengthens Balance Sheet for Third Consecutive Quarter;

Auditor Issues Unqualified Opinion

MINNEAPOLIS –April 24, 2003 – ZAMBA Solutions (OTC BB: ZMBA) today announced its results for the fiscal first quarter ended March 31, 2003.  Revenues before reimbursement for direct costs were $2,510,000, compared to $3,000,000 for the first quarter of 2002.  Net income was $2,061,000, or $0.05 per share, including a $1,863,000 gain on sale of a portion of our NextNet Series A Preferred Stock, compared to a net loss of $5,336,000 or $0.14 per share for the first quarter of 2002.

Michael Carrel, Chief Financial Officer, said, “For the third quarter in a row, our financial results improved over the prior quarter’s results, and exceeded our expectations.  We also had several other positive developments:

•	Improved operating results – we had our first quarter of operating profitability (income from operations) in more than two years, one quarter ahead of plan;

•	Financing – we received $1.4M, capping the $11.4M we have raised since June 2001;

•

Cost Reduction – we settled the last of the large lease agreements that we wanted to terminate, all of which combined resulted in our eliminating over $11 million worth of long-term lease obligations and contributed in part to an approximately 80% decrease in our quarterly cost structure, from approximately $12.9 million in the first quarter of 2001 to approximately $2.5 million in the first quarter of 2003; and

•	Client success – we successfully implemented, for Canon, a large PeopleSoft CRM implementation and intend to leverage this success for future business.

At our new cost structure, we believe that profitability should continue to be attainable through 2003.

Also, as a result of our substantial cost reductions, business achievements and financial improvement, KPMG LLP, our independent external auditor, did not include a paragraph in its audit opinion on our 2002 financial statements expressing substantial doubt about our ability to continue as a going concern as they had done on our 2001 financial statements.”

“We are very excited about reaching profitability and now need to sustain it,” said Norm Smith, President and Chief Executive Officer. “Our main focus right now is to continue to deliver high quality work to our clients, and to grow revenue through gaining net new clients.  My experience shows that if we serve our clients well, our own success will follow.”

Conference Call Reminder

ZAMBA will hold a conference call to discuss the first quarter results for all interested parties today, April 24, 2003, at 9:30 a.m.  The conference call will be available to all interested parties via telephone and the Internet. To participate via telephone, interested parties must dial (800-811-7286) from within the U.S. or (913-981-4902) if dialing from outside the U.S. To listen to the call via the Web, go to http://www.zambasolutions.com/investors/investors.asp.

Whether accessing the conference via phone or the Web, all participants are reminded to allow five to ten minutes prior to the scheduled start time of 9:30 am CDT in order to register and/or download any necessary software required to listen to the Internet broadcast.

In addition to the live teleconference, interested parties may hear a replay starting 12:30 p.m. CDT and continuing for 14 days by dialing 888-203-1112 from within the U.S. or 719-457-0820 from outside the U.S. The conference ID number is 435231. ZAMBA’s first quarter conference call replay will also be available via ZAMBA’s Web site at http://www.zambasolutions.com/investors/investors.asp, beginning approximately two hours after the conclusion of the call and continuing for 90 days.

About ZAMBA Solutions

ZAMBA Solutions is a premier customer care services company.  We help our clients be more successful in: acquiring, servicing, and retaining their customers.  Having served over 300 clients, ZAMBA is focused exclusively on customer-centric services by leveraging best practices and best-in-class technology to enable insightful, consistent interactions across all customer touchpoints.

ZAMBA’s clients have included ADC, Aether Systems, Best Buy, Canon, GE Medical Systems, Enbridge Services, Fleet Bank, Hertz, General Mills, Microsoft Great Plains, Nikon, Northrop Grumman, Symbol Technologies, Towers Perrin, Union Bank of California, and Volkswagen of America. The company has offices in Minneapolis, San Jose and Toronto. For more information, contact ZAMBA at www.ZAMBAsolutions.com or (800) 677-9783.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, the growth rate of the marketplace for customer-centric solutions, our ability to develop skills in implementing customer-centric solutions, the ability of our partners to maintain competitive products, the impact of competition and pricing pressures from actual and potential competitors with greater financial resources, our ability to obtain large-scale consulting services agreements, client decision-making processes, changes in expectations regarding the information technology industry, our ability to hire and retain competent employees, possible changes in collections of accounts receivable, changes in general economic conditions and interest rates, and other factors identified in our filings with the Securities and Exchange Commission.

“ZAMBA Solutions” is a trade name under which Zamba Corporation conducts operations.

ZAMBA CORPORATION

SUMMARIZED CONSOLIDATED BALANCE SHEETS

(000’s omitted)

	March 31, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$961	$549
Accounts receivable, net	1,299	662
Unbilled receivables	140	470
Prepaid expenses and other current assets	204	507
Total current assets	2,604	2,188

Property and equipment, net	488	531
Other assets	92	102

TOTAL ASSETS	$3,184	$2,821

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Line of credit	$340	$298
Note payable	—	1,000
Current installments of long-term debt	6	266
Accounts payable	137	584
Accrued expenses	1,965	2,593
Deferred revenue	115	57
Deferred gain on sale of NextNet shares	750	25
Total current liabilities	3,313	4,823

Long-term debt, less current installments	—	164
Other long-term liabilities	137	164
Total liabilities	3,450	5,151

Common stock	388	388
Additional paid-in capital	86,064	86,060
Accumulated deficit	(86,718)	(88,778)
Total stockholders’ equity (deficit)	(266)	(2,330)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3,184	$2,821

ZAMBA CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS

(000’s omitted except for

per share information)

	For the three months ended March 31,
	2003	2002
Revenues:
Professional services	$2,510	$3,000
Reimbursable expenses	264	235
Total revenues	2,774	3,235

Costs and expenses:
Project and personnel costs	1,442	3,321
Reimbursable expenses	264	235
Sales and marketing	249	859
General and administrative	782	2,414
Restructuring and unusual charges	—	1,685

Income (loss) from operations	37	(5,279)

Other income (expense):
Gain on sale of NextNet shares	1,853	—
Interest income	—	8
Interest expense	(27)	(65)
Other income (expense), net	1,826	(57)

Income (loss) before extraordinary item	1,863	(5,336)

Extraordinary gain from extinquishment of debt	198	—

Net income (loss)	$2,061	$(5,336)

Net income (loss) per share: